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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
MIDWAY GAMES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
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MIDWAY GAMES INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December 12, 2003

To the Stockholders of
    MIDWAY GAMES INC.

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Midway Games Inc. ("Midway") will be held on Friday, December 12, 2003, at 10:00 a.m. Central Time at Midway's principal executive offices, 2704 West Roscoe Street, Chicago, Illinois 60618, to consider and act upon the following matters:

1.
To approve a resolution authorizing the issuance of common stock upon conversion of our Series D Convertible Preferred Stock, exercise of related warrants and payment of dividends on the preferred stock;

2
To approve a resolution authorizing an amendment to our certificate of incorporation to increase the number of shares of authorized common stock from 100,000,000 to 200,000,000; and

3.
To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

        The close of business on November 10, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments thereof. A list of the stockholders entitled to vote at the special meeting will be open to the examination of any stockholder of Midway for any purpose germane to the special meeting during regular business hours at the offices of Midway for the ten-day period prior to the special meeting and will be available at the meeting.

        YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,
DEBORAH K. FULTON Senior Vice President, Secretary and General Counsel
Chicago, Illinois November 12, 2003

Preliminary Copy

SPECIAL MEETING OF STOCKHOLDERS
OF
MIDWAY GAMES INC.

PRELIMINARY PROXY STATEMENT

Introduction

        Midway Games Inc. ("we", "us" or "Midway") is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of proxies to be voted at a Special Meeting of Stockholders. The meeting is scheduled to be held at Midway's principal executive offices, 2704 West Roscoe Street, Chicago, Illinois 60618, on Friday, December 12, 2003, at 10:00 a.m. Central Time, or at any proper adjournments.

        If you properly execute and return your proxy card, it will be voted in accordance with your instructions. If you return your signed proxy but give us no instructions as to one or more matters, the proxy will be voted on those matters in accordance with the recommendations of the Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

        The mailing address of our principal executive offices is 2704 West Roscoe Street, Chicago, Illinois 60618. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about November 12, 2003.

        Only holders of our common stock, $.01 par value per share, of record at the close of business on November 10, 2003 (the "Record Date") will be entitled to vote at the special meeting or any adjournments. There were [55,912,196] shares of our common stock outstanding on the Record Date (excluding 2,930,000 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

        The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons that, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Common Stock(1)
Sumner M. Redstone and National Amusements, Inc. 200 Elm Street Dedham, MA 02026	13,966,953	(2)	25.0%
Phyllis G. Redstone c/o Marta B. van Dam, Esq Gadsby Hannah LLP 225 Franklin Street Boston, MA 02110	3,659,783	(3)	6.6%
Mellon Financial Corporation, et al. One Mellon Center Pittsburgh, PA 15258	3,664,464	(4)	6.6%
Master Small Cap Value Trust 800 Scudders Mill Road Plainsboro, NJ 08536	3,339,106	(5)	6.0%
Neil D. Nicastro c/o Midway Games Inc. 2704 West Roscoe Street Chicago, IL 60618	3,381,585	(6)	5.8%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,077,918	(7)	5.5%

(1)
Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying derivative securities are deemed to be beneficially owned if the holder has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on [55,912,196] shares outstanding on the Record Date.

(2)
Based upon a Form 4 filed with the SEC by Sumner M. Redstone on October 27, 2003. Mr. Redstone and National Amusements, Inc., a Maryland corporation, reported beneficial ownership of 9,826,682 and 4,122,771 shares, respectively, of our common stock. Mr. Redstone's shares include 17,500 shares held by his wife, Paula Redstone, with respect to which shares, Mr. Redstone disclaims beneficial ownership. As a result of his stock ownership in National Amusements, Inc., Mr. Redstone is deemed the beneficial owner of the shares of common stock owned by National Amusements, Inc.

(3)
Based upon Schedule 13D filed with the SEC on August 8, 2002. The filer reported beneficial ownership of 3,659,783 shares. The common shares were acquired by Ms. Redstone on July 30, 2002 under the terms of a Settlement of Divorce.

(4)
Based upon Schedule 13G Amendment No. 4 filed with the SEC on January 22, 2003 by Mellon Financial Corporation, as the parent company of The Boston Company, Inc. and The Boston Company, Asset Management, LLC in their various fiduciary capacities. The filer reported beneficial ownership of 3,664,464 shares, sole voting power over 2,536,284 shares, shared voting power over

  450,230 shares, sole dispositive power over 3,661,989 shares and shared dispositive power over 2,475 shares.

(5)
Based upon information provided to us by this holder on October 14, 2003.

(6)
Represents 50,000 shares of common stock underlying warrants, 2,341,164 shares of common stock underlying stock options and 990,421 shares of common stock owned outright.

(7)
Based upon Schedule 13G filed with the SEC on February 4, 2003. The filer reported beneficial ownership of 3,077,918 shares, sole voting power over 574,000 shares and sole dispositive power over 3,077,918 shares.

        The table above does not include information about shares of common stock owned, or that may be considered to be beneficially owned, by Portside Growth and Opportunity Fund or by Smithfield Fiduciary LLC. This is because these holders do not currently own more than 4.99% of our outstanding common stock and, under the terms of the securities beneficially owned by them that are convertible or exercisable into shares of our common stock, as described under Proposal 1 below, these holders may not convert or exercise these securities to the extent that the conversion or exercise would cause either of them to own outstanding common stock representing more than 4.99% of our common stock outstanding following such conversion or exercise.

        Subject to the 4.99% limitation and to adjustment rights described under Proposal 1 below, Portside owns Series D preferred stock convertible into 4,794,521 shares of common stock, warrants associated with the Series D preferred stock exercisable for 570,500 shares of common stock, warrants associated with our Series B preferred stock exercisable for 375,000 shares of common stock and has the right to purchase additional Series D preferred stock that would be convertible into 1,562,500 shares of common stock. None of these shares of common stock have been issued. In addition, Portside owns 1,622,643 shares of our common stock outright, representing approximately 2.9% of our outstanding common stock. Ramius Capital Group, LLC is the investment adviser of Portside Growth and Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the securities held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital.

        Subject to the 4.99% limitation and to adjustment rights described under Proposal 1 below, Smithfield owns Series D preferred stock convertible into 3,424,658 shares of common stock, warrants associated with the Series D preferred stock exercisable for 407,500 shares of common stock, warrants associated with our Series B preferred stock exercisable for 1,180,161 shares of common stock and has the right to purchase additional Series D preferred stock that would be convertible into 1,115,000 shares of common stock. None of these shares of common stock have been issued. In addition, Smithfield owns 1,622,643 shares of our common stock outright, representing approximately 2.9% of our outstanding common stock. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge.

        Until [May    ,] 2005, Portside and Smithfield, together with the other holders of our Series D preferred stock, have the right to purchase a total of up to one third of any securities that we offer on the same terms as we offer them to any other purchasers. This right does not apply in the case of underwritten public offerings, issuances at or above the prevailing market price to investors for a primary purpose other than to raise capital, or offerings under our benefit plans and in other specified instances.

Security Ownership of Management

        The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and our named executive officers and by all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Common Stock(1)
Harold H. Bach, Jr.	330,193	(2)	*
William C. Bartholomay	141,983	(3)	*
Mark S. Beaumont	36,250	(4)	*
Kenneth J. Fedesna	361,112	(5)	*
William E. McKenna	97,324	(3)	*
Norman J. Menell	112,569	(6)	*
Louis J. Nicastro	110,610	(6)	*
Neil D. Nicastro	3,381,585	(7)	5.8%
David W. Nichols	87,901	(8)	*
Thomas E. Powell	163,403	(9)	*
Harvey Reich	112,054	(10)	*
Ira S. Sheinfeld	116,864	(6)	*
Richard D. White	133,574	(11)	*
David F. Zucker	170,000	(12)	*
Directors and Executive Officers as a group (16 persons)	5,519,358	(13)	9.2%

*
Less than 1%

(1)
Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying derivative securities are deemed to be beneficially owned if the holder has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on [55,912,196] shares outstanding on the Record Date, excluding treasury shares.

(2)
Includes 283,905 shares of common stock underlying stock options.

(3)
Includes 96,613 shares of common stock underlying stock options.

(4)
Includes 36,250 shares of common stock underlying stock options.

(5)
Includes 308,906 shares of common stock underlying stock options.

(6)
Includes 95,063 shares of common stock underlying stock options.

(7)
Represents 50,000 shares of common stock underlying warrants, 2,341,164 shares of common stock underlying stock options and 990,421 shares of common stock owned outright.

(8)
Includes 84,682 shares of common stock underlying stock options.

(9)
Includes 162,903 shares of common stock underlying stock options.

(10)
Includes 95,777 shares of common stock underlying stock options.

(11)
Includes 95,838 shares of common stock underlying stock options.

(12)
Includes 125,000 shares of common stock subject to a restricted stock agreement, 25,000 shares of common stock underlying stock options and 20,000 shares of common stock owned outright.

(13)
Includes an aggregate of 4,075,606 shares of common stock underlying stock options and 50,000 shares of common stock underlying warrants.

PROPOSAL 1 — APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES D CONVERTIBLE PREFERRED STOCK, EXERCISE OF WARRANTS AND PAYMENT OF DIVIDENDS ON THE PREFERRED STOCK

        You are being asked to approve the issuance of shares of our common stock (a) upon the conversion of shares of our Series D Convertible Preferred Stock that we issued on October 14, 2003 and that we have agreed to issue; (b) upon the exercise of warrants that we issued in connection with the issuance of our Series D preferred stock; and (c) upon the payment of dividends on the Series D preferred stock that we elect to pay in shares of common stock. New York Stock Exchange rules require stockholder approval prior to the issuance of a number of shares of our common stock equal to or in excess of 20% of our common stock outstanding on the date that the Series D preferred stock was issued.

        The number of shares of common stock that would be issued if all of the outstanding Series D preferred stock and warrants were immediately converted and exercised is 10,730,042 shares, which represents 23.0% of our 46,594,310 shares of our common stock outstanding on October 14, 2003, the date of the initial issuance of our Series D preferred stock. The holders of the Series D preferred stock have the right to purchase additional shares of Series D preferred stock which would be convertible into an additional 3,125,000 shares of our common stock, assuming that no adjustments are triggered. Subject to stockholder approval of this proposal, we may elect to issue shares of common stock in payment of quarterly dividends on the Series D preferred stock.

        To comply with the NYSE 20% rule described below, the terms of the Series D preferred stock and warrants limit the number of shares of common stock that may be issued upon conversion of the preferred stock and exercise of the warrants to 19.99% of our outstanding common stock as of October 14, 2003 unless our stockholders approve issuances in excess of that limit. As a result, the investors are not currently able to convert or exercise the securities for the full number of shares that could be issued if there were no limitations. In addition, unless this proposal is approved, we will not have the right to pay dividends on the Series D preferred stock in shares of our common stock, and we may be restricted in our ability at maturity to convert any remaining shares of Series D preferred stock rather than to redeem them in cash.

        We have agreed with the investors in the Series D preferred stock and warrants that we would seek your approval so that the number of shares that may be issued will no longer be limited to 19.99% of our common stock outstanding on October 14, 2003. If we fail to obtain stockholder approval of the issuance of the full number of shares which could be issued upon conversion or exercise of the securities without regard to the limitation described above, then we will be required to redeem, for cash at a premium, so much of the securities as cannot be so converted and exercised.

Issuance and exchange of preferred stock and warrants

        On May 16, 2003, we issued 3,500 shares of our Series C Convertible Preferred Stock and 1,141,000 three-year common stock purchase warrants in a private placement to three institutional investors for a total purchase price of $35,000,000. Those shares and warrants were convertible or exercisable for an aggregate of 8,749,696 shares of our common stock. We had agreed to seek stockholder approval to issue the common stock underlying the Series C preferred stock and related warrants in excess of the NYSE 20% rule and had scheduled a meeting of stockholders for that purpose. We cancelled that meeting when the Series C preferred stock and related warrants were exchanged for the Series D preferred stock and related warrants, as described below.

        On October 14, 2003, the three investors in the Series C preferred stock and related warrants exchanged those securities for 3,500 shares of our Series D preferred stock and related common stock purchase warrants to purchase 1,141,000 shares of our common stock. The shares of Series D preferred stock are convertible into common stock until March 15, 2006 at a conversion price of $3.65 per common share, for a total of 9,589,041 shares, subject to adjustment and limited redemption rights. The exercise price of the 1,141,000 warrants is $3.75 per share. If they are not exercised, the warrants expire May 15, 2006.

        The three investors also obtained, in the May 16, 2003 transaction, the right to acquire an additional 1,250 shares of Series C preferred stock for a total purchase price of $12,500,000. On October 14, 2003 in connection with the issuance of our Series D preferred stock, the investors exchanged their rights to purchase the additional shares of Series C preferred stock for the right to purchase an additional 1,250 shares of Series D preferred stock, at any time prior to May 15, 2004, for a total purchase price of $12,500,000. If issued, the 1,250 additional shares of preferred stock will be convertible until March 15, 2006, subject to adjustment and limited redemption rights, at a conversion price of $4.00 per share into 3,125,000 shares of common stock.

        The holders of our Series D preferred stock are entitled to receive dividends on the stated value of the preferred stock and accrued dividends in quarterly payments, as described in more detail below. Dividends may be paid in cash or, at our option and subject to stockholder approval of this proposal, in shares of our common stock.

        The purpose of the private placement of Series C preferred stock and warrants was to raise funds to redeem the remaining $13,125,000 of our then outstanding Series B Convertible Preferred Stock and for working capital purposes as well as to finance inventory and receivables. On October 14, 2003, we issued and sold 9,317,886 shares of our common stock in a private placement for an aggregate of $24.7 million. This represented a discount from the closing price of our common stock on the NYSE on the trading day preceding the sale. Under the anti-dilution adjustment provisions of the Series C preferred stock and related warrants, the conversion price of the Series C preferred stock and the exercise price of the warrants would have been reduced to the same price as the per share price of our common stock sold in the private placement. We negotiated with the investors in our Series C preferred stock to exchange all of their existing Series C preferred stock and related warrants for the Series D preferred stock and related warrants to avoid the full effect of this adjustment.

        The Series D preferred stock and related warrants are substantially similar to the Series C preferred stock but provide for new conversion and exercise prices which are higher than the investors would have had under the terms of the anti-dilution adjustment provisions of the Series C preferred stock and related warrants. In addition, the terms of the Series D preferred stock and related warrants, subject to stockholder approval, permit us to pay dividends on the Series D preferred stock in shares of our common stock, provide for a reduction in the dividend rate if we meet specified thresholds and provide for other changes that we believe are more favorable to Midway than the terms of the Series C preferred stock and related warrants. Two of the investors also owned warrants issued in connection with our Series B convertible preferred stock. These investors and our Chairman, Neil D. Nicastro, who also owns warrants issued in connection with our Series B preferred stock, waived the operation of the anti-dilution adjustment provisions of those warrants for the private placement transaction. In addition, two of the investors in our Series C preferred stock purchased shares of our common stock in the private placement.

        We believe that the overall transaction has been beneficial to us and provided us with needed working capital. As described below, as a result of the possible future operation of the anti-dilution adjustment provisions and the variable price attributable to shares used to pay dividends on the preferred stock or to convert the preferred stock at maturity, it is impossible to predict the full number of shares of common stock which may be issued in connection with the preferred stock and related warrants.

        There are no longer any outstanding shares of our Series B or Series C preferred stock. References to "preferred stock" below refer to our Series D preferred stock, which is our only remaining outstanding series of preferred stock, unless otherwise indicated.

The New York Stock Exchange 20% rule

        Our common stock is listed on the New York Stock Exchange. NYSE rules require that before we issue a number of shares equal to 20% or more of the outstanding shares of our common stock in any transaction or series of transactions (other than in a public offering or in a "bona fide private financing," as defined in the NYSE rules, involving the issuance for cash of common stock or securities convertible for or exchangeable into common stock at a price at least as great as book and market value), we must obtain stockholder approval. As described above, without this limitation, the total number of shares that may be issued upon conversion of our Series D preferred stock and exercise of the related warrants and in payment of dividends on the Series D preferred stock represents more than 20% of our shares of common stock outstanding on the date of the issuance of the Series D preferred stock and related warrants.

        Our agreements with the investors require us to use our best efforts to obtain stockholder approval by December 15, 2003 so that we may issue to them all the common stock issuable in connection with these securities without violating the NYSE stockholder approval rules. Accordingly, we are submitting this matter for stockholder approval at this special meeting.

        Currently, under the certificate of designations of the preferred stock and the terms of the warrants, and NYSE rules, absent stockholder approval, the maximum number of shares of our common stock that we can issue upon conversion of all the preferred stock and exercise of all the warrants is approximately 9.3 million shares, equal to approximately 19.99% of our common stock outstanding on October 14, 2003, rather than the approximately 10.7 million shares underlying the outstanding preferred stock and warrants. In addition, we need stockholder approval in order to issue shares of common stock (a) upon conversion of the additional shares of preferred stock that the investors have the right to purchase; (b) in payment of dividends on the preferred stock; (c) that would be needed in case of adjustments to the preferred stock and warrants; or (d) if we convert preferred stock to common stock at the maturity date of the preferred stock, March 15, 2006.

        If we fail to obtain stockholder approval, then the holders of the preferred stock and warrants may require us to repurchase, at a 20% premium for cash, the portion of their preferred stock and warrants that is convertible or exercisable into the number of shares of common stock that exceeds the 19.99% maximum, and we would lose some of our rights under our agreements with the holders of the preferred stock, including the right to pay dividends in shares of common stock. Under no circumstances will we issue shares of common stock upon conversion and exercise of the securities in excess of the 19.99% threshold or pay dividends on the preferred stock in shares of common stock unless we receive the stockholder approval contemplated by this proposal.

4.99% cap on issuances to each holder of preferred stock and warrants

        Under the certificate of designations for the preferred stock and the terms of the warrants, no investor in the preferred stock or warrants may convert preferred stock or exercise warrants to the extent that any of these events would cause the investor, together with its affiliates, to beneficially own more than 4.99% of the shares of our common stock outstanding following such conversion or exercise.

Summary of the terms of the warrants

        The following is a summary of the terms of the warrants.

        Exercise.    The holders of the warrants have the right until May 16, 2006 to exercise the warrants to purchase a total of 1,141,000 shares of our common stock for $3.75 per share.

        Adjustment of Exercise Price.    The warrants contain provisions for the adjustment of the exercise price and the number of shares which may be purchased upon exercise of the warrants in the event a stock dividend or stock split is declared or any recapitalization, reorganization or similar transaction occurs. If we subdivide (by any stock split, stock dividend, recapitalization or otherwise) any of our outstanding common stock into a greater number of shares, the warrant exercise price will be proportionately reduced and the number of shares of common stock issuable upon exercise of the warrants will be proportionately increased. If we combine (by combination, reverse stock split or otherwise) our common stock into a smaller number of shares, the warrant exercise price will be proportionately increased and the number of shares issuable upon exercise of the warrants will be proportionately decreased.

        If we issue or sell shares of our common stock for consideration that is less than the warrant exercise price or we issue or sell securities convertible into or exercisable for shares of our common stock having a conversion or exercise price per share of common stock less than the applicable exercise price, then, subject to limited exceptions, the warrant exercise price will be proportionately reduced and the number of shares issuable upon exercise of the warrants will be proportionately increased, based upon a weighted average calculation.

        The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will not be adjusted for an issuance of common stock occurring as a result of:

  •
  the conversion of the preferred stock;

  •
  the exercise of the warrants issued in connection with the preferred stock;

  •
  the exercise of stock options to be granted under our stock option plans;

  •
  the issuance of stock under any of our employee benefit plans; or

  •
  the exercise of currently outstanding stock options or warrants.

        Purchase Rights    If we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of our common stock, the holders of the warrants will be able to acquire the same rights as they would have been able to acquire and on the same terms as if they had been the owners of the shares of common stock issuable upon exercise of the warrants.

Summary of the terms of the preferred stock

        The following is a summary of the terms of the preferred stock.

        Dividends.    The preferred stock carries a cumulative dividend on the stated value of $10,000 per share, payable in cash at a rate of 5.75% per annum, and will be reduced to 4.75% per annum if, in any year, we have consolidated annual revenues in excess of $130 million and the amount of loss per share does not exceed $0.25 per share. Dividends may be paid in cash or, if our stockholders approve this proposal, at our option in registered shares of our common stock, provided that the weighted average price of our common stock is $2.00 or more for the eight business days prior to the dividend date. The number of shares to be issued in payment of a dividend will be determined by dividing the dividend to be paid by 97.5% of the weighted average price of our common stock over the five consecutive trading days prior to the dividend date. Dividends are payable quarterly in arrears on the first day of each April, July, October and January, commencing on July 1, 2003. The dividend accrues daily.

        Conversion.    The holders have the right to convert the shares of preferred stock at any time after the date of issuance until March 15, 2006. The number of shares of our common stock to be issued upon conversion of each of the initial 3,500 shares of our preferred stock issued on October 14, 2003 is determined by dividing the stated value of $10,000 per share, plus accrued dividends, by the initial conversion price of $3.65 per share of common stock, subject to adjustment as described below.

        The number of shares of our common stock to be issued upon conversion of each of the additional 1,250 shares of our preferred stock, if issued, is determined by dividing the stated value of $10,000 per share, plus accrued dividends, by the conversion price of $4.00 per share of common stock, subject to adjustment as described below.

        Adjustment of Conversion Price.    The certificate of designations governing the preferred stock contains provisions for the adjustment of the conversion price in the event a stock dividend or stock split is declared or any recapitalization, reorganization or similar transaction occurs. The required adjustment is designed to equitably adjust the conversion price to permit the holders of preferred stock upon conversion to receive the same securities they would have received had they been the owners of the common stock issuable upon conversion at the time of the declaration of the dividend or stock split or at the time of the occurrence of the recapitalization, reorganization or similar transaction.

        If we issue or sell shares of our common stock to a financial buyer (meaning all issuances (a) other than pursuant to a strategic financing; (b) to officers, directors, employees or consultants pursuant to our stock plans and not for capital raising purposes; (c) pursuant to mergers or other acquisitions; or (d) in connection with a registered rights offering or registered underwritten offering) for consideration less than the applicable conversion price of the initial 3,500 shares of preferred stock or we issue or sell to a financial buyer securities convertible into or exercisable for shares of our common stock having a conversion or exercise price per share of common stock less than the applicable conversion price of the initial 3,500 shares of preferred stock, then, subject to limited exceptions, the conversion price of the initial preferred stock in effect immediately prior to such event will be reduced to a price equal to the lowest price paid per share of common stock or the lowest conversion or exercise price per share of common stock, as applicable.

        In all other circumstances, other than those described below, if we issue or sell shares of our common stock for consideration less than the applicable conversion price of the preferred stock or we issue or sell securities convertible into or exercisable for shares of our common stock having a conversion or exercise price per share of common stock less than the applicable conversion price of the preferred stock, the applicable conversion price will be proportionately reduced based upon a weighted average calculation.

        In addition, if we issue or sell securities convertible into or exercisable for shares of our common stock for a variable consideration, the holders of the preferred stock may elect to substitute the variable consideration for the applicable conversion price.

        The conversion price of the preferred stock will not be adjusted for an issuance of common stock occurring as a result of:

  •
  the conversion of the preferred stock;

  •
  the exercise of the warrants issued in connection with the preferred stock;

  •
  the exercise of stock options to be granted under our stock option plans;

  •
  the issuance of stock under any of our employee benefit plans;

  •
  the exercise of currently outstanding stock options or warrants.

        Mandatory Redemption.    The preferred stock matures on March 15, 2006, at which time the outstanding preferred stock must be redeemed or converted. For preferred stock that we elect to redeem for cash, we must make that election 125 trading days before the maturity date. The amount required to be paid will be equal to the stated value plus accrued and unpaid dividends. For shares of preferred stock that we elect to convert at maturity or for which we have not elected to redeem for cash, we will be required to issue shares of common stock using a conversion price for the preferred stock equal to the average of the daily weighted average prices of our common stock during the 120 trading days immediately preceding the maturity date. For shares of preferred stock to be converted at maturity, a "floor" is established at 50% of the weighted average price of our common stock 126 trading days before the maturity date. For any day during the 120-day period that the weighted average price of our common stock falls below the floor, we will be required to redeem 1/120th of the stated value of the outstanding preferred stock for cash. If the stockholders fail to approve this proposal and the number of shares which are required to be issued upon conversion, together with all other shares issued in respect of the preferred stock and related warrants, exceeds the 20% threshold, or if we breach our agreements with the holders of the preferred stock, we would lose our right to require conversion at maturity in lieu of redemption for cash.

        Right of Holders to Require Redemption.    If we breach our agreements with the holders of the preferred stock, or upon a change of control of Midway, the holders of the preferred stock may require us to repurchase the preferred stock, or the affected shares, for cash at a premium. For these purposes, a change in control is any sale of all or substantially all of our assets or stock or any business combination such as a merger with another company if, following the sale or other transaction, the holders of our common stock do not have sufficient voting power to elect a majority of the members of the board of directors of the purchaser or surviving entity. The premium is 25% above the stated value in the case of a change of control. The premium is 20% above the state value if we breach any of the following agreements with the holders of the preferred stock:

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  our failure to have the initial registration statement declared effective by December 15, 2003 or to maintain the effectiveness of a registration statement covering all of the issuable common stock beyond permitted grace periods;

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  suspension from trading or failure of our common stock to be listed on the NYSE, the Nasdaq National Market, the American Stock Exchange or The Nasdaq SmallCap Market for five consecutive trading days or for more than ten trading days in any 365-day period;

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  our statement of an intention not to comply with the conversion requirements of the preferred stock or our failure to deliver common stock upon conversion within the allowable time periods; and

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  our inability to issue shares over the 19.99% threshold because of the failure of stockholders to approve this proposal.

        The premium is 10% above the stated value if we breach any other agreement with, or representation or warranty made to, the investors, except if the breach would not have a material adverse effect on our business.

        Required Conversion.    We have the right, during the nine-month period prior to the maturity date, to require the holders of the preferred stock to convert the preferred stock to common stock if the weighted average price of our common stock for any 15 of 20 consecutive trading days during that nine-month period is at or above $6.00, with respect to the 3,500 initial preferred shares, and at or above $7.00 with respect to the 1,250 additional preferred shares. If the stockholders fail to approve this proposal and the number of shares issuable upon conversion together with all other shares issued in respect of the preferred stock and related warrants exceeds the 20% threshold, or if we breach our agreement with the holders of the preferred stock, we would lose our rights to require conversion prior to maturity.

        In the event we publicly disclose a business transaction with an unaffiliated third party under which our stockholders are to receive cash for their shares of common stock then we have the right to elect to redeem the preferred stock for cash in an amount equal to 135% of the stated value of the preferred stock for a transaction occurring on or prior to May 16, 2004; 130% of the stated value of the preferred stock for a transaction occurring from May 17, 2004 through May 16, 2005; and 125% of the stated value for a transaction occurring from May 17, 2005 through May 15, 2006.

        Liquidation Preference.    In the event of our liquidation, the holders of the preferred stock will be entitled to a liquidation preference, after payment to holders of indebtedness and any securities senior in rank to the preferred stock, but before any amounts are paid to the holders of our common stock. The liquidation preference for each share is equal to the stated value, plus accrued and unpaid dividends and any default interest.

        Voting Rights.    Other than as required by law, the holders of the preferred stock have no voting rights, except that the consent of holders of at least 80% of the outstanding preferred stock will be required to effect any change in either our certificate of incorporation or certificate of designations that would change any of the rights of the preferred stock.

Registration rights

        Under agreements between us and the holders of the preferred stock and warrants, we are required to file and cause to become and remain effective a registration statement covering the resales by the holders of the common stock issuable upon:

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  conversion of the preferred stock;

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  exercise of the warrants;

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  the issuance of an estimated number of shares of common stock in payment of a quarterly dividend; and

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  any shares issuable upon any adjustment to the preferred stock or warrants.

        We are also required to provide the holders with copies of a current prospectus to use in connection with the resale of the common stock.

        We must maintain the effectiveness of the registration statement until the earlier of (a) the date as of which the holders of the preferred stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act and (b) the date on which the holders shall have sold all of the common stock underlying the preferred stock and related warrants and received in payment of a dividend. We bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the common stock underlying the preferred stock and the related warrants.

Proposed Resolution

        We will submit the following resolution to the stockholders for approval at the meeting:

        "RESOLVED, that the issuance of common stock upon conversion of our Series D Convertible Preferred Stock, including conversion upon maturity, the exercise of related warrants and the issuance of common stock in payment of dividends, as well as any additional shares of common stock issuable as a result of the anti-dilution adjustment provisions of the Series D Convertible Preferred Stock and the related warrants be, and it hereby is, approved, adopted and ratified."

Required vote

        The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting is required to approve this proposal, provided that the total vote cast on the proposal must represent over 50% of our shares of common stock outstanding on the record date.

        We believe that the issuance of the Series D preferred stock and related warrants and the grant of additional rights to the investors in the Series D preferred stock in exchange for the surrender of their Series C Convertible Preferred Stock and related warrants and other rights was in the best interests of our common stockholders, as described above. In addition, if our common stockholders do not approve the issuance of the common stock as described above, we will suffer a variety of penalties as described above. Therefore, we urge you to approve this proposal.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF PROPOSAL 1.

PROPOSAL 2 — INCREASING THE AUTHORIZED COMMON STOCK

        We currently have 100,000,000 shares of common stock authorized for issuance under our Certificate of Incorporation. The Board has adopted, subject to stockholder approval, an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares. At the special meeting, stockholders will be asked to consider and vote on an amendment to our Certificate of Incorporation to approve this increase.

        As of the Record Date, we had 55.9 million shares issued and outstanding, 2.9 million treasury shares, 16.2 million shares reserved for issuance under our stock options and compensation plans, 3.4 million shares reserved for issuance under outstanding warrants, 16.5 million shares reserved for issuance upon conversion of preferred stock and 0.3 million shares reserved for payment of dividends on our preferred stock. Accordingly, only 4.8 million shares of our common stock remain available for new issuances.

        The agreements under which we issued our preferred stock require us to reserve 130% of the number of shares issuable upon conversion of outstanding shares of preferred stock and additional shares of preferred stock which the investors have the right to purchase and 125% of the number of shares issuable upon the exercise of common stock purchase warrants that were issued in connection with the issuance of our preferred stock. The investors required us to reserve in excess of the number of shares which may actually be issued upon the conversion of the preferred stock and exercise of the related warrants so that they have some assurance that we will have a sufficient number of shares available if antidilution rights of the preferred stock and related warrants are triggered.

        Because of the limited number of shares that we have available for issuance, we do not have a sufficient number of shares available to fully implement our rights plan, described below, or to issue additional shares of common stock in significant capital raising or other transactions.

        Although we do not currently have any plans, agreements or commitments to issue or reserve additional shares of our common stock (except that the antidilution provisions of our warrants, preferred stock and an officer's option require us to reserve additional shares upon the occurrence of various events), the Board is proposing this amendment to provide flexibility for future activities. We believe that the increase in authorized shares is desirable to assure us that we will have authorized shares available for a variety of corporate purposes, including to obtain financing, to use in future acquisitions and other transactions, to facilitate our growth and expansion, for stock splits and stock dividends, for stock options and other employee benefit plans and for use under our rights plan.

        The Board may issue our authorized but unissued shares of common stock at such times, to such persons and for such consideration as the Board may determine to be in our best interests without further stockholder approval, except as otherwise required by statute or stock exchange rules.

        Issuance of additional shares of our common stock or preferred stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. If we seek further financing through the sale of our securities, or issue securities for acquisitions, as compensation or for other purposes, our then-current stockholders would suffer dilution in their percentage ownership of common stock. The future issuance, or even the potential issuance, of shares at a price below the then-current market price may depress the future market price of our common stock.

        The increase in the number of authorized shares of Common Stock could have an anti-takeover effect, although this is not the intent of the Board in proposing the amendment. For example, we could issue shares of common stock in an attempt to frustrate persons seeking to effect a takeover or merger of Midway or a proxy contest or otherwise to gain control, even if such transaction or event may be favorable to the interests of some or all of our stockholders. We could also issue shares to purchasers who might favor the Board in opposing a hostile takeover bid. We have no present knowledge of any takeover efforts or plans. Our use of our securities in these ways may protect the continuity of our directors and management, even under circumstances where most stockholders believe that a change in the board or management would be favorable. We believe that hostile takeover attempts, or the aggressive use of large stock positions, could be disruptive to our business and strategy, divert valuable corporate resources and result in unfair demands by persons with no long-term interest in our affairs.

        In addition to the use of shares of common stock, our Board of Directors or management could use several charter or statutory provisions and agreements as anti-takeover devices to discourage, delay or prevent a change in control of Midway. The use of these provisions and agreements could adversely affect the market price of our common stock:

        Blank Check Preferred Stock.    Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with designations, rights and preferences that may be determined from time to time by the Board of Directors. Accordingly, our Board has broad power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. Other than the 3,500 shares of our Series D preferred stock owned by the preferred stockholders, and the additional 1,250 additional shares of our Series D preferred stock that the existing preferred stockholders have the right to purchase, our Board has no current plans, agreements or commitments to issue any shares of preferred stock.

        Our Rights Plan.    Under a rights agreement with The Bank of New York, each share of our common stock has an accompanying right to purchase, if a person acquires beneficial ownership of 15% or more of our common stock without the prior approval of our Board, Series A convertible preferred stock that permits each holder, other than the acquiror, to purchase a number of shares of common stock at half the market price. The effect of our rights plan is to discourage a hostile takeover by diluting the acquiror's percentage interest in our common stock. We can redeem the rights at $0.01 per right, subject to limited conditions, at any time. The rights expire on December 31, 2006. Unless this proposal is approved, we may not have a sufficient number of available shares of common stock to effectively implement our rights plan.

        Other Charter Provisions.    Our certificate of incorporation and bylaws provide that:

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  directors may be removed, by a vote of the stockholders, only for cause;

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  any vacancy on the Board may be filled only by a vote of a majority of the remaining directors then in office;

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  there may be no stockholder action by written consent;

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  only the President, the Chairman of the Board or the entire Board may call special meetings of stockholders, and the only business permitted to be conducted at special meetings of stockholders is business brought before the meeting by or at the direction of the Board;

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  stockholders must follow an advance notice procedure for the submission of director nominations and other business to be considered at an annual meeting of stockholders;

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  either a majority vote of the Board or an affirmative vote of at least 80% of outstanding common stock is needed in order to adopt, amend or repeal our bylaws; and

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  an affirmative vote of 80% of outstanding common stock is needed in order to amend or repeal the above provisions.

        Section 203 of the Delaware General Corporation Law.    In general, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with anyone who owns at least 15% of its common stock. This prohibition lasts for a period of three years after that person has acquired the 15% ownership. The corporation may, however, engage in a business combination if it is approved by the Board before the person acquires the 15% ownership or later by the Board and two-thirds of the stockholders of the public corporation.

        Our common stockholders do not have preemptive rights under the Certificate of Incorporation and will not have such rights with respect to the additional authorized shares of common stock.

        If this Proposal is approved, we will file an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to increase our authorized common stock to 200,000,000 shares. The amendment to the Certificate of Incorporation will become effective upon the date of filing.

Proposed Resolution

        "RESOLVED, that the Certificate of Incorporation be amended by changing the first paragraph of the Fourth Article thereof so that, as amended, said paragraph shall be and read as follows:

        FOURTH: The total number shares of all classes of stock which the corporation shall have authority to issue shall be 205,000,000, of which 200,000,000 shares shall be Common Stock, having a par value of $.01 per share, and 5,000,000 shares shall be Preferred Stock, having a par value of $.01 per share."

Required Vote

        The affirmative vote of a majority of the common stock outstanding and entitled to vote at the Annual Meeting is required to approve this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 2.

OTHER MATTERS

Stockholder Proposals

        As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the special meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

        We must receive any stockholder proposals of matters to be acted upon at our 2004 Annual Meeting of Stockholders on or before December 31, 2003 in order to consider including them in our proxy materials for that meeting. If we do not receive notice of a stockholder proposal to be acted upon at our 2004 Annual Meeting of Stockholders on or before March 14, 2004, our proxy for that meeting may confer discretionary authority to vote on any such proposal.

Manner and Expenses of Solicitation

        This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, telephone or electronic mail, but they will not receive additional compensation for those services. We may engage a proxy solicitor to assist us, which we expect would cost us no more than $10,000. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals, and we will reimburse them for their reasonable out-of-pocket expenses.

Voting Procedures; Treatment of Abstentions and Broker Non-Votes

        We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the effect of a vote against each proposal. Under NYSE rules, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total vote cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal. With respect to Proposal 1, broker non-votes are not counted as part of the total vote cast on the proposal and therefore will not be counted towards the necessary majority of votes cast. With respect to Proposal 2, brokers will be permitted to vote without instructions from the beneficial owners. The term "broker non-votes" commonly refers to shares held in street name for customers, where the broker does not have authority under NYSE rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners.

        It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are earnestly requested to mark, date, sign and return your proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board of Directors, DEBORAH K. FULTON Senior Vice President, Secretary and General Counsel

Chicago, Illinois
November 12, 2003

APPENDIX A
PRELIMINARY COPY

MIDWAY GAMES INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        THE UNDERSIGNED, revoking all previous proxies, hereby appoints DAVID F. ZUCKER, THOMAS E. POWELL and DEBORAH K. FULTON, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of common stock of Midway Games Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on December 12, 2003 and at all adjournments thereof.

        The shares represented by this Proxy will be voted in accordance with the specifications made by the undersigned upon the following proposals, more fully described in the accompanying Proxy Statement. If no instructions are given by the undersigned, the shares represented by this Proxy will be voted FOR Proposal 1 and "FOR" Proposal 2.

(Continued and to be signed on reverse side)

MIDWAY GAMES INC. P.O. BOX 11096 NEW YORK, N.Y. 10203-0096

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Votes must be indicated (x) in Black or Blue ink.    ☒

1.
To approve the resolution authorizing the issuance of common stock upon conversion of our Series D Convertible Preferred Stock, exercise of related warrants and payment of dividends on the preferred stock.

FOR    ☐        AGAINST    ☐        ABSTAIN  ☐

2.
To approve the resolution authorizing an amendment to our certificate of incorporation to increase the number of shares of authorized common stock from 100,000,000 to 200,000,000.

FOR    ☐        AGAINST    ☐        ABSTAIN  ☐

        In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        To change your address, please mark this box.    ☐
        To include any comments, please mark this box.    ☐

  NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

    Dated:                        ,

(Signature)

(Signature)

QuickLinks

PRELIMINARY PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 — APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES D CONVERTIBLE PREFERRED STOCK, EXERCISE OF WARRANTS AND PAYMENT OF DIVIDENDS ON THE PREFERRED STOCK
PROPOSAL 2 — INCREASING THE AUTHORIZED COMMON STOCK
OTHER MATTERS